EXHIBIT 99.1
SUN HEALTHCARE GROUP

Moderator: Steve Roseman
March 03, 2005
12:00 pm CT

Operator:	Good afternoon. My name is (Page) and I will be your conference facilitator. At this time I would like to welcome everyone to the fourth quarter and year- end 2004 earnings call.

All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star and the number 1 on your telephone keypad. If you would like to withdraw your question, press star and the number 2 on your telephone keypad.

Thank you. I will now turn the conference over to Steve Roseman, general counsel for Sun Healthcare Group. Thank you sir, you may begin your conference.

Steve Roseman:

Thank you, good morning. Before we begin, I'd like to note that during the following year-end earnings conference call, certain statements will contain forward-looking information such as forecasts of future financial performance.

Although Sun Healthcare Group, Inc., believes that the expectations reflected in any of its forward looking statements are reasonable based upon existing trends and information, and Sun Healthcare Group's judgments as of today, actual results could differ materially from those projected or assumed based upon a number of factors affecting our subsidiaries' businesses, including those factors included in the company's annual reports on form 10-K and our other filings with the SEC.

Sun Healthcare's future financial condition and results of operations, as well as any forward looking statements, are subject to inherent known and unknown risks and uncertainties. Sun Healthcare Group, Inc., does not intend and undertakes no obligation to update our forward-looking statements to reflect future events or circumstances.

During today's call, references may be made to non-GAAP financial measures. Investors are encouraged to review those non-GAAP financial measures, and the reconciliation of those measures to the comparable GAAP results in our 8-K filed with the SEC this morning, a copy of which will be found on our Web site at www.sunh.com.

This call, its contents, and any replay of the call are the sole property of Sun Healthcare Group, Inc., and may not be rebroadcast, retransmitted, transmitted or used by any other party without the prior written consent of

Sun Healthcare Group, Inc.

If you do not agree with these terms, please disconnect from the call now. By remaining on the line, you agree to be bound by these terms.

With all of that said, I will now turn the call over to our chairman and CEO, Rick Matros.

Rick Matros:	Good day. Thanks for taking the time to join us today. Let me first discuss how the conference call will roll out today.

I'll go over first the highlights of the press release. And then as I usually do, I will normalize the earnings for the year and the quarter, taking into consideration those out-of-period and non-recurring items that we adjust for. And I'll discuss guidance, and then I'll go into the highlights of our segments. At that point I'll turn it over to Jennifer Botter, who as you know is the senior VP of finance for the company, the controller, and has been the principal financial officer.

(Bryan Shaul), who is our new CFO, is here and is available for the Q&A period. And going forward Bryan Shaul will take the responsibility for handling the CFO portion of the call as of the first quarter earnings call.

For the year ending December 31, 2004, we completed the year as should have been expected with a much stronger 2004 than we had 2003. Our income from continuing operations was $8.8 million for the year 2004, compared to a loss of $30 million for the year 2003. Our total net revenues for 2004 were $820.1 million, up from $785.6 million.

For the year 2004 we had a net loss of $18.6 million. That net loss included loss on discontinued operations of $27.4 million, which was primarily from the sale of our California clinical and lab operations during the fourth quarter, as well as the divestitures of six of our inpatient facilities and the residual costs associated with the pharmacy operations that we divested in July of 2003.

For the year 2003 we had net income of $400,000, but that net income included a gain on discontinued operations of $30.4 million resulting from the sale of that pharmacy business in July of 2003.

Our 2004 EBITDAR from continuing operations was $69.5 million, as compared to $47 million from continuing ops for the year 2003.

Now on a normalized basis - and we're normalizing this, and a lot of these items are noted in the press release - for out-of-period adjustments such as the pickup on insurances and for other non-recurring items.

Our normalized net income for the year 2004 was a loss of $3.8 million in 2004 compared to a loss of $17.8 million for 2003. Our normalized EBITDA for the year 2004 was $14.3 million as compared to $9.7 million for 2003. Our normalized EBITDAR for 2004 was $53.4 million, as compared to $48.7 million for 2003.

Now for the quarter ending December 31, 2004, we reported income from continuing operations of $4.7 million, as compared to a loss from continuing operations of $6.6 million for the same period in 2003.

Our 2004 fourth quarter results were positively impacted by a $14.8 million net reduction in self-insurance reserves for general professional liability and workers' compensation that relates to prior years. That was offset by $2.2 million in severance and compensation expense and, a $1.0 million dollar loss on asset impairment.

And for 2003, the fourth quarter results from operations included a $2.8 million loss on asset impairment and a $1.7 million hit for retention payments related to the 2003 restructuring initiative. That was offset by $2.8 million of property tax recoveries.

For the quarter ending December 31, 2004, Sun reported net revenues of $206.3 million compared with total net revenues of $200.2 million for the same period in 2003. We had a net loss to the current quarter of $4.4 million, and that included a $9.2 million loss on discontinued operations. For the quarter in 2003 we reported a net loss of $13.9 million, and that included a $7.4 million loss on discontinued operations.

Our EBITDAR for the fourth quarter of 2004 was $21.5 million compared to $14.0 million for the same period in 2003.

On a normalized basis, our net income for the fourth quarter was a loss of $5.5 million compared to a loss of just under a million in 2003.

Our normalized EBITDA for the fourth quarter '04 was $1.2 million, compared to $5.8 million in the same period 2003. Our normalized EBITDAR for the fourth quarter of 2004 was $10.7 million as compared to $15.7 million for the same quarter in 2003.

The difference in EBITDAR, EBITDA, and net income, which are all essentially the same for the quarter ending '04 and the quarter ending '03, are due to the following items:

We had in G&A $1.1 million in tax recovery in fourth quarter '03 that didn't repeat itself in the fourth quarter '04. We also had $1.1 million in stock compensation expense in the current quarter that we didn't have last year.

In terms of our operating subsidiaries, in SunBridge, our nursing home subsidiary, we had a provider tax recovery of $600,000 in the fourth quarter of '03 that didn't repeat itself in the fourth quarter of '04.

For our ancillary subsidiaries, our rehab company SunDance was down

$1.1 million for the same period in '04 versus '03. And that's primarily due to the issues that we've articulated on past calls relative to the business that was lost because of the restructuring as well as the impact of the termination of the proposed sale to Beverly that we went through last year.

When I get into the details in the segments, I'll give you some data on SunDance, our rehab company, that shows very positive trends continuing going forward. So we feel very good about that business unit.

Our home health subsidiary SunPlus was down $300,000 year over year. And that was principally a result of some new competition in its local markets. We, as we speak, have rolled out some additional products and services to counteract the effect of some of that new competition. And we look forward to executing on those new products in the current quarter.

Sun Alliance, our lab and radiology business, was down $800,000 year over year. And that business will no longer have the distraction that it had this past year - in 2004 relative to the sale of (BioPath), which was the California lab and radiology operations. With that behind us now, the management of the remaining business in Sun Alliance, which is primarily in Massachusetts and secondarily in Phoenix and Colorado, we should see improved performance in that business.

We had a $14.8 million reduction in general professional liability and workers' compensation reserves for continuing operations. That included $15.4 million of general professional liability release of reserves, of which $1.5 million related to the current year, $13.9 million related to the prior years. And that was offset by $600,000 of additional reserves for workers' compensation insurance, all of which related to prior years.

So we've had two actuary studies done in 2004. The results of both those studies improved the condition of our balance sheet as it relates to our general professional liability reserves. As everybody knows who's been following the company, that's our biggest issue on our balance sheet. And obviously to the extent that we continue to improve that on our balance sheet, that improvement flows through our income statements.

And we will continue to do these actuarial studies twice a year, and certainly hope to continue to see improvement in that regard. When I turn the call over to Jennifer, she will talk more specifically about the balance sheet impact.

The inpatient business, SunBridge, is about 72% of our total revenues. And the revenues for that business increased 7% to just under $590 million from $551 million for the same period in 2003. That gain was primarily attributable to a 70 basis point improvement in overall occupancy, to 90.8% from 90.1%. A 70% basis point improvement in Medicare patient mix to 12.9% from 12.2%. And higher per diem rates in all categories. And I'll give some more detail on that in just a second.

Our segment EBITDAR increased 44.5% to $92.5 million for the year ending December 31, 2004, up from $64.0 million for the year ending December 31, 2003.

For our ancillary businesses, our revenue decreased in total to $230.1 million from $234.4 million. That was a decrease of $4.3 million, and primarily attributable to the changes in our rehab business that we discussed.

The segment EBITDAR for ancillary operations decreased $5.6 million to $21.3 from $26.9, again primarily due to the issues that we had with our rehab business last year.

Our guidance for 2005. Our total revenues will be approximately $870-$880 million. Our net income is expected to be approximately $11-$12 million. Our EBITDAR is expected to be approximately $55-$57 million. Our EBITDA is expected to be approximately $16.5 million to $17.5 million

This guidance assumes, among other things, no acquisitions, the receipt of up to $15 million in holdback from the sale of our pharmacy operations in 2003, stable Medicaid environment - and we've seen no indications to think otherwise at this point in regard to Medicaid - and no net changes in Medicare reimbursement.

What we mean by no net changes is, we are assuming some impact on our Medicare rates going forward. Normally every October we get a 3% market basket increase. We're assuming in these projections that either we don't get a 3% market basket increase, or that any changes in RUG refinements that would reduce our Medicare rates would be offset by the 3% market basket increase.

So in other words, we're assuming that our rates, instead of going up as they normally do in October, will be flat. So we are taking some negative impact from the President's budget into consideration in our guidance. And I think that you will find that most of our peers are taking the same kind of - making the same kind of assumptions in that regard.

We have a four point agenda for 2005 that includes improvement in same-store operations. In terms of improvement in same-store operations, we have upside potential in all of our businesses. And while we've talked about doing acquisitions, and how much we can really improve the company's cash flow and profitability by doing acquisitions, we're not waiting to get acquisitions done to be profitable, given the operations that we currently have.

I think there's opportunity here across all of our business lines to improve the results of the operations. 2005 is the first clean year that we've gone into with this company since the late 90's. So we have no distractions. And we're very focused on having a profitable company out of our existing operations.

Our second point on the agenda is identifying the potential for further infrastructure alignment. We took our infrastructure costs down considerably over the past couple of years, as we've restructured the company. That said, I am not convinced or entirely comfortable that we've done everything in that regard. And we're taking a fresh look at that as well.

We will be focusing on continued progress in resolving our general professional liability legacy claims. And that includes addressing the legacy issues that we have that have been hanging over us for quite some time, as well as improving the risk management program generally throughout the company, so that our claims experience on a go-forward basis, not just in terms of legacy, improves.

And finally, we are looking for acquisitions. We've been busily looking at acquisitions along most of our business lines in our inpatient business, our home care business and our staffing business.

In particular, in terms of the inpatient business, pricing still a little bit high as driven by the (Mariner) deal and now this potential hostile takeover of (Beverly).

And because prices are a little bit high, I think that's why you've seen really over the last year there haven't been deals done on the inpatient side. There've been a couple of assisted living deals done of note, but not really on the nursing home side. And my expectation is that pricing will come down, simply because no one's really biting on some of these prices.

But as much as we want to get an acquisition done, we will be patient in terms of doing the right acquisition for this company. So we don't repeat the mistakes of the old Sun, and we build this company in the right way in accordance with the experience that I've had growing other companies and that Bryan Shaul, our new CFO, has had as a CFO in the companies that he's been associated with.

We are seeing better multiples on the home health side and on the staffing side. And we'll continue to work diligently as we sift through the various opportunities for acquisitions that we look at. It's certainly our desire to get something done that will have a material impact on the company going forward. But we'll only do so if it's an acquisition that makes sense for shareholder value over the longer haul, and not just a short-term pop to the company.

We move on to our segment information.

Well actually first let me just discuss our DSO just for one second, because we've done really a terrific job on managing and collecting our accounts receivable. On our inpatient business, our nursing homes, our days improved from 33 days to 29 days. And I think anyone would be hard pressed to find any company out there in this business that's got a better DSO than 29 days for its nursing homes.

Our hospitals improved from 87 days to 68 days. Our rehab company was flat at 111 days. Our staffing company was essentially flat. They moved up one day from 59 to 60. Our home health company improved from 72 to 64 days.

Our lab and radiology business is the only business that we saw an up-tic, from 87 to 112 days. Those are the smallest dollars that we deal with in the company, but nevertheless will have our attention this year, so the results of our collections in the lab and radiology business mirror the outstanding results that we've seen in our other business lines.

SunBridge. There have been a number of initiatives that were put in place the last year in SunBridge that went to the improved results that we've seen over the course of the year. One has been a focus on leadership stability. As we went through the restructuring, we've had a 28% reduction in administrative turnover from 2003 to 2004.

And that's a result of new programs that were put in place on leadership orientation, leadership skills, re-basing compensation and making sure in terms of that we're competitive in the marketplace.

Our director of nursing turnover was flat at 47%. The same programs that were rolled out with our administrators this year - last year - will be rolled out in 2005 for our directors. And we expect to see improvement or reduction in turnover for our directors.

Another one of our major initiatives was to improve the average length of stay of our Medicare patients. And that improved both quarter over quarter and year over year.

The fourth quarter improved by 3 days from 32 days to 35 days for the fourth quarter '04 over the fourth quarter '03. For the year, we improved two days, up to 34 days from 32 days. We will continue to focus on that initiative to the extent that we can continue to extend out our average length of day, that will only serve to improve the quality of care that we deliver to our patients.

Our Medicare mix as a percent of total days increased as well. For the quarter, 11.8% up to 12.9%. That's 110 basis point improvement. For the full year, from 12.2% to 12.9%, that's a 70 basis point improvement. Our Medicare dollars as a percent of total revenue also increased.

For our nursing homes, we improved on the quarter from 24.6% to 25.9%, that's a 130 basis point improvement. For the year, we improved from 24.7% to 25.8%; that's a 110-basis-point improvement.

For our total inpatient business, which includes our nursing homes and our hospitals, we improved from 27.6% to 29.8%; that's a 220 basis point improvement. And for the year, we went from 28.6% to 29.6%; that's a 100 basis point improvement.

Our overall occupancy also improved year over year. Our total inpatient improved from 90% in the fourth quarter '03 to 90.9% for the fourth quarter of '04. For the full year we improved from 90.1% to 90.8%; that's 70 basis points.

For our nursing homes, we improved from 90.8% to 91.5%; that's a 70 basis point improvement for the quarter. And from 90.8% to 91.5%, a 70 basis point improvement for the year.

Our room and board rates show growth in all categories. Our combined Medicare A and B rates improved for the fourth quarter from $384.09 to $404 today, a 5.2% improvement. For the year, we improved from $373.89 to $396.05, that's a 5.9% improvement.

Our Medicaid rates moved from $129.28 to $136.09, or 5.3% from the fourth quarter '03 to the fourth quarter '04. For the full year we improved from $124.12 to $133.15. That's 7.3% for the full year on Medicaid.

Private and other revenues, the rates improved from $138.13 to ($140.51), or 1.8% for the quarter. $136.95 up to $141.08 or 3% for the full year.

Our blended rates per patient day for the quarter improved from $152.07 to $172.73, a 6.6% blended increase. For the full year our blended rates improved from $136.95 to $141.08, a 7.5% improvement.

I will talk about our labor a little bit now. Our labor costs are really the key operating expense category for us in terms of managing our costs effectively. Our registry or temporary nurse utilization was essentially flat for the quarter and flat for the year. Our weighted average rate for our nursing home business moved up 4.3% for the quarter, 4.1% for the year.

Our hospitals moved up 6.3% for the quarter - and that's really two hospitals that drive that - and 7.1% for the year. So the overall impact of the two hospitals isn't material to the company in the context of the entire business.

Our total inpatient business, our weighted average rates moved up 4.7 for the quarter and 4.3% for the year.

That said, our labor as a percent of revenue was essentially flat. Our labor as a percent of revenue was 42.3% in the fourth quarter of '03. It was 42.4% in the fourth quarter of '04.

For the full year we ran 43.1% labor as a percent of revenue for 2003, and we're at 42.3% for the full year. So for the year we actually came down some on labor as a percent of revenue.

Now to move on to our other subsidiaries, talk about SunDance. SunDance obviously had a difficult year last year. They got hammered by the restructuring; they lost a lot of affiliated business. And they lost some non-affiliated business that was geographically associated with the affiliate business.

And then they went through the proposed sale to Beverly that was eventually terminated, as everyone knows. So they had a decline both in revenue and in EBITDA for the year.

But as we saw particularly in the second half of the year, we saw some improving trends. And those trends continue as we end 2004 and go into 2005.

Our gross margin for 2004 was 23%, up from 22.3% for 2003. So we actually improved 70 basis points there.

For the fourth quarter year over year, we had a 60-basis point improvement in our gross margins from 21% up to 21.6%.

Our EBITDA before overhead for our rehab operation was 12.3% for the quarter ending '04 and for the quarter ending '03.

Our efficiency rate, or our productivity, improved from 67% to 68.8%, or 180 basis points, for the full year '04 over '03. For the current quarter we were at 67.7%, up from 67.1% for the same period last year or a 60 basis point improvement.

Our labor cost as a percent of revenue - and I don't want to address just our labor cost in total here. Because our revenue went down, our labor, you know, naturally went down with it. But our labor cost as a percent of revenue, despite the rising costs of employing therapists, was relatively moderate. Our labor as a percent of revenue is 72.1%, up from 71.5% for the full year, less than 1% increase.

And we saw the same thing for the quarter ending December '04 versus the quarter ending December '03. We ran 75.84% versus 75.19%, again an increase of just under 1%.

Our affiliated contracts currently stand at 88, and our non-affiliated contracts currently stand at 309 as we ended the year. That's down from 100 affiliated contracts in '03 and 361 non-affiliated contracts in '03. Again, a direct result of the restructuring.

That said, we've signed 92 new contracts for 2004. Those 92 contracts equal $22.2 million annualized revenue. Of those 92 contracts, 34 of those were signed in the fourth quarter of 2004, which will annualize to $7.1 million in additional revenue.

So it took us, as we expected and talked about on previous calls, a good six months in the first half of '04 to start rebuilding that business. But it really accelerated over the second half of the year.

And so approximately one third of the contracts, a little bit more than that, and one third of the annualized revenue as a result of those new contracts, all came to fruition in the fourth quarter of 2004. And we look forward to that trend continuing going forward.

For our staffing company CareerStaff, we had gross margin for the full year 2004 of just under 27%, up from just under 24%. So a 300-basis point improvement year over year for the full year.

Our revenue per hour for the full year improved $8.2% to $47.36 to $51.23. Our average bill rate similarly improved by 8.1%, from $46.71 to $50.50. For the quarter, both the revenue per hour and the average bill rate also went up. But by not as much. It went up 1.6% in both those categories for the fourth quarter, as most of those rate increases were initiated early in the year.

For SunPlus, our home health business, our primary challenge here is to improve the number of Medicare visits. Our Medicare visits for the full year were down 3.9%. Now we offset some of that by efficiency in terms of how we operate. Our Medicare business per episode improved to 15.53 for the year from 15.99. That's an improvement of 2.9%. And we had a 1% improvement for the fourth quarter. The lower your visits are, the better with our Medicare home health business.

Our net episode rate for the year improves 1.8% from $2651 to $2700. Our clinical cost per visit went up 4.5% for the year, from $50.66 to $52.94. And the increased cost in the clinical visit, as well as lower Medicare visits, were enough to offset negatively the positive improvements that we had in our net episode rate and our Medicare visits per episode.

And we've determined, as we've assessed our local markets, that the way to counter that is to offer some products and services that heretofore haven't been offered in those markets. And those are being rolled out in the current quarter.

So with that, why don't I turn the session over to Jennifer Botter, who will address balance sheet and cash flow and other related issues. And then from there, I'll close. And then we'll move to Q&A.

Thank you very much. Jennifer?

Jennifer Botter:	Thank you, Rick, and good morning. In general, I will be focusing on year over year balances, to illustrate our improving financial condition.

We had cash and cash equivalent balances and available borrowing capacity of $48.4 million at December 31, 2004, of which $22.6 million was cash and cash equivalents and $25.8 million was available borrowing capacity under our revolving loan agreement, as compared with cash and cash equivalent balances and available borrowing capacity of $39.5 million at December 31, 2003.

Effective March 1, 2005, we extended the term of our revolving loan agreement to expire on March 1, 2007.

Net cash used by operating activities during 2004 was $23.5 million, compared with cash provided from operating activities of $26.6 million in 2003.

Included in the operating cash in 2003 was $49.5 million gain from the disposal of our pharmaceutical operations, versus a $5.3 million loss from disposal of certain operations in 2004.

Cash used by investing activity during 2004 was $11.6 million, primarily relating to $12.9 million in capital expenditures made for improvements in our inpatient facilities, offset by $1.9 million in proceeds from land parcel sales.

Capital expenditures for 2003 were $16.6 million.

Included in financing activities were proceeds from the private placement of common stock and warrants in February 2004 of approximately $52.3 million that were used in part for the pay down of a revolving credit facility and the repayment of long term debt obligations aggregating $19.2 million.

Our working capital improvement in 2004 of $26.8 million was primarily due to the net proceeds of the $52.3 million received from the private placement of common stock and warrants, the refinancing of $21.2 million in mortgage debt for six owned buildings in the third quarter 2004, and the reclassification of that debt to long-term, offset by $12.9 million of capital expenditures, primarily in our inpatient services, and a $12.5 million net pay down of our revolving credit line as a result of our private equity placement in the first quarter of 2004.

Accounts receivables net decreased $14 million year over year. Gross receivables decreased by $40.8 million. And the allowance for doubtful accounts decreased during the year by $26.8 million. The decrease in the accounts receivable net was primarily due to the collection of accounts receivables related to inpatient services from divested facilities, and the sale of our California laboratory and radiology operation.

Consolidated DSOs at December 31, 2004, were 47 days, compared to 51 days at December 31 2003.

Other receivables increased by $1 million during the year, primarily due to $900,000 in new amounts owed from other operators related to settlements for discontinued operations.

The current portion of restricted cash decreased $7.1 million net during the year, to $26.6 million at December 31, 2004. The net decrease is primarily the result of payments of $5 million for workers compensation claims, and $1.9 million paid for settlements and fees for general and professional liability.

The $26.6 million includes $17.3 million related to amounts funded for workers' compensation and $3.1 million for general and professional liability. It also includes $6.2 million for bank collateral, plus various mortgages and bond payments.

The non-current portion of restricted cash increased $200,000, to $34.1 million during the year ended 2004, primarily from the addition of cash maintained to repay a mortgage.

The non-current portion includes 31.0 million related to workers' comp, and $3.1 million maintained to repay a mortgage.

(PP&E) showed a net increase of $46.3 million during the year, to $105.9 million, which reflected the (Clipper) partnership consolidation impact as discussed in our third quarter earnings call of 45.6 million, and capital expenditures of $12.9 million, offset by depreciation expense of $9.3 million, disposition primarily related to our California laboratory and radiology divestitures of $1.9 million and an impairment of $1.0 million.

Goodwill decreased $3.8 million net, to $400,000, as a result of offsetting certain NOL carry backs aggregating $3.8 million that were established in fresh start accounting at February 28, 2002, upon our emergence from bankruptcy. The remaining good will balance, or $400,000, was recorded during the fourth quarter 2004 with the purchase of a home health agency in southern California.

Total debt increased during the year by $28.3 million, primarily as a result of the consolidation of the (Clipper) partnerships, with debt of $51 million offset by reductions in the revolving agreements of $12.5 million.

Mortgages and IRB debt of $7.1 million, primarily as a result of divestures, and other long-term debt of $1.6 million as a result of principal and interest payments according to the individual debt agreements.

At December 31, 2004, we carried total accrued self-insurance obligations of $170.9 million, split between current and long-term liabilities. Included in this amount was $104.7 million for general professional liability, $62.8 million for workers' compensation, and $3.4 million for group health.

The portion of the above reserves included in long-term liability is comprised of $86.7 million for GPL and $44 million for workers' comp.

As of December 31, 2004, $119.4 million of the total accrued self-insurance was unfounded, of which $101.6 million was attributable to GPL, $14.4 million to workers' compensation, and $3.4 million to group health.

In addition, we have $12 million in letters of credit collateralizing workers' compensation obligations.

Other current liabilities, including accounts payable, accrued compensation, and benefits, decreased $49.7 million during the year, primarily as a result of the sale of our California laboratory and radiology operations, the divestiture of six inpatient facilities, and residual restructuring activities that occurred during 2004.

Unfavorable lease obligations decreased $17.9 million during the year to $14 million, primarily in conjunction with the write-off of $13 million due to the adoption of the (FIN 46) for the (Clipper) partnerships, as discussed in our third quarter earnings call. The remaining $4.9 million decrease represented normal amortization of existing lease intangibles.

Finally, I am pleased to say that we completed our Sarbanes Oxley 404 internal controller financial reporting assessment, and have no material weaknesses to report.

In summary, we are pleased with the progress we made in 2004 in decreasing our debt levels net of the (Clipper) partnership consolidation, improving our liquidity, and strengthening our balance sheet.

This concludes my remarks today, and I will turn it back over to Rick.

Rick Matros:

Thanks, Jennifer. A couple of other comments before we turn it over to Q&A. One of the things I want to address that's been an important change for the company has been some of the changes in the management team.

In my experience, having gone through restructurings before, the kind of a team that gets you through a restructuring isn't the same team that you need to have in place to operate the company on a day to day basis, manage same store so you improve the performance on a same store basis, and grow the company. And that's usually a result of the skill set required for a company that's going through restructuring is very different than running a company on a day to day basis and managing same store to its maximum potential.

Very often, even if the skill set is there, the desire is there, sometimes folks just don't have the same level of enjoyment operating the company in a more normalized fashion.

And as a result of that, we've made a number of changes in management.

As you know, we have (Bryan Shaul), our new CFO, here.

We are recruiting for a new chief information officer. Our MIS function is a function that we think we have an opportunity in terms of efficiency and cost, to better service the company and have a better impact on our infrastructure costs.

We've brought a full time M&A guy in towards the end of last year. We have a very thorough process in place for building our pipeline and for assessing acquisition opportunities going forward with the addition of this gentleman.

We have,as I previously announced, a new president running our staffing business. And we're pleased with some of the trends that we've seen there since he started with us a few months ago.

And there have been other operational-related changes throughout the company at (middle) management levels that we think will strengthen the company going forward.

I think those - I view those as all positive. I expect that that will continue. You know, I think it's pretty much the same as when we look at sort of any team. You know, every once in awhile, you need to refresh the starting lineup, and you need to refresh the bench players. And management is what makes the thing tick. And so we'll continue to focus in that regard.

The other area that we will be focused on strengthening now that Bryan has joined the company, is our whole risk management function throughout the company.

And with that, let me turn it over to questions and answers.